SEDI
November 27, 2006

Insider: Renzoni.C	Issuer: Peru Copper Inc.	Security: Common Sha
File insider report — Completed
The transaction has been reported.
Reported transactions for this session.

					Number or value
Security	Registered	Opening	Date of	Nature of	acquired or	Closing
designation	holder	Balance	transaction	transaction	disposed of	Balance

Common Shares		0	2004-09-24	00 — Opening Balance — Initial SEDI Report	0	0

Common Shares		0	2006-11-22	51 — Exercise of options	10,000	10,000

Options (Common Shares)		400,000	2006-11-22	51 — Exercise of options	–10,000	390,000